Exhibit 99.1

NEWS RELEASE
INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES

RECORD FIRST QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS
AND QUARTERLY CASH DIVIDEND

•                  RECORD QUARTERLY SALES OF $212.8 MILLION, UP 11.1% SEQUENTIALLY; UP 31.9% YEAR OVER YEAR

•                  RECORD QUARTERLY NET INCOME OF $56.8 MILLION, UP 21.2% SEQUENTIALLY; UP 69.5% YEAR OVER YEAR (PRO FORMA)

•                  RECORD QUARTERLY GROSS MARGINS OF 57.1%

•                  RECORD QUARTERLY OPERATING PROFIT OF 33.3%

•                  RECORD QUARTERLY MICROCONTROLLER SALES

•                  A RECORD 14,624 NEW DEVELOPMENT SYSTEMS SOLD IN THE QUARTER

•                  $87.1 MILLION QUARTERLY FREE CASH FLOW GENERATION; $22.8 MILLION STOCK BUY BACK

•                  15% DIVIDEND INCREASE DECLARED, TO 4.6 CENTS PER SHARE

•                  Q2FY05 OPENING BACKLOG UP 7.7% SEQUENTIALLY — BOOK-TO-BILL RATIO 1.07

CHANDLER, Arizona – July 20, 2004 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended June 30, 2004.  Net sales for the first quarter of fiscal year 2005 were $212.8 million, up 11.1% sequentially from $191.5 million in the immediately preceding quarter, and up 31.9% from sales of $161.3 million in the prior year’s first quarter.  GAAP net income for the first quarter of fiscal 2005 was a record $56.8 million or 27 cents per diluted share, up 21.2% from GAAP net income of $46.8 million or 22 cents per diluted share in the immediately preceding quarter; and up 321.5% from GAAP net income of $13.5 million or 6 cents per diluted share in the prior year’s first quarter; and up 69.5% from pro forma net income of $33.5 million or 16 cents per diluted share in the prior year’s first quarter.  Pro forma diluted earnings per share for the prior year’s first quarter exclude the effects of accelerated depreciation and other related charges associated with the closure of Fab 1 in Chandler, Arizona.  A reconciliation of GAAP to pro forma earnings per share is included as part of this press release.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199  Main Office 480•792•7200  FAX 480•899•9210

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend of $0.046 per share on its common stock, increasing the dividend by 15%.  The cash dividend is payable on September 1, 2004 to stockholders of record on August 10, 2004.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003 and has increased the cash dividend by 130% since the initial declaration.

“This was the best quarter for Microchip in its entire history.  In the quarter ended June 30, 2004 we achieved record net sales, record gross margin percentage, record operating profit percentage and record earnings per share,” said Steve Sanghi, Microchip’s President and CEO.  “For about a year or so, we have been guiding investors and analysts towards a business model of 57% to 58% gross margin and 33% to 34% operating profit by the end of fiscal year 2005.  I am very pleased to have delivered these results three quarters ahead of schedule.”

Mr. Sanghi continued, “Net sales and EPS both exceeded the high end of our upwardly revised guidance for the quarter ended June 30, 2004.  During the quarter, sales of all product lines showed significant sequential increases.  Microcontroller sales achieved another record and were up 9.3% sequentially, driven by our continuing leadership position in Flash microcontrollers.  Analog sales were up a very solid 15.5% sequentially, reaching a record level since the acquisition of TelCom Semiconductor three-and-a-half years ago.  Serial EEPROM memory products were up approximately 20% sequentially, reflecting healthy market conditions.”

“We have a very strong new product introduction and design cycle underway.  With our recent announcement of the world’s smallest microcontroller in a 6-pin package, the release of about 50 new Flash microcontrollers in the last year, the release of eight new dsPIC® products and about 23 new analog products, we are seeing very robust design win activity.  We are continuing to find a large number of new opportunities in the 8-bit microcontroller market.  In addition, we have expanded our served available market with the dsPIC digital signal controllers in the 16-bit microcontroller space.  Our customer base continues to expand in new markets and applications, and we are now serving over 43,000 end customers worldwide.  During the quarter ended June 30, 2004, we shipped 14,624 new development systems, another all time record, demonstrating the continued strong acceptance of our products.  The total number of development systems shipped now stands at 319,624,” Mr. Sanghi continued.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer, said, “We continued to have strong free cash generation of approximately $87.1 million in the first fiscal quarter.  During the quarter, we bought back 852,900 shares of our common stock at an average price of $26.76 per share.  We ended the quarter with $538.9 million in cash and short-term investments.”

“Our inventory fell by $3.9 million in the first fiscal quarter, with inventory days dropping from 101 days at the end of March to 91 days at the end of June, lower than the guidance we previously provided, driven by the improved revenue performance for the quarter.  We have now achieved our target model for days of inventory,” Mr. Parnell added.

“Our Fab 4 in Gresham, Oregon, executed superbly in the quarter ended June 30, its third quarter of production.  Fab 4 has increased wafer starts several times now and at the current production rate, the wafer cost of Fab 4, based on comparable technologies has already matched that of our fully utilized Fab 2, and we anticipate further improvements going forward,” said Mr. David Lambert, Vice President of Fab Operations.

Mr. Sanghi concluded, “Our bookings in the first fiscal quarter ended June 30, 2004 continued at a strong pace, and our book-to-bill ratio was 1.07.  The September quarter backlog was 7.7% higher at the start of the quarter than that of the June quarter.  We started the September quarter with 68% of the quarter in backlog.  We currently expect that our net sales in the quarter ending September 30, 2004 will grow by approximately 5% sequentially, and EPS is expected to be about 29 cents.”

Microchip’s First Quarter Fiscal Year 2005 Highlights:

•                  Microchip unveiled the world’s smallest microcontrollers in 6-pin, SOT-23 packages.  The PIC10F devices offer 256 to 512 instructions of Flash program memory and 16 to 24 bytes of data RAM memory.  The combination of small form factor, high performance and extremely low cost is creating new applications that have not been traditionally served by microcontrollers.

•                  The Company expanded its 28- and 40/44-pin PIC® Flash microcontroller portfolio with eight PIC18F devices targeting high-end applications requiring additional memory in low pin counts.  Possible applications include industrial, computing, telecommunications and consumer.  These cost-effective microcontrollers feature up to 64K bytes of program memory and nanoWatt Technology for optimum power management.

•                  Microchip announced four 64- and 80-pin PIC18F Flash microcontrollers targeting cost-effective applications requiring additional I/O.  These high-performance microcontrollers feature 8K or 16K bytes of program memory and nanoWatt Technology for optimum power management.  These devices are ideal for applications such as building security systems, appliance controls, video control panels and home automation systems.

•                  Microchip introduced the MPLAB® PM3 Universal Device Programmer, which supports all of Microchip’s PIC microcontrollers and dsPIC digital signal controllers.  It offers high-speed programming for increased production throughput and can be used with personal computers via a USB or serial interface, in safe mode for secure data, or as a stand-alone unit through its larger and brighter LCD screen.   This is the only programmer that offers a Secure Digital/Multimedia Card slot for easy and secure data storage and transfer when programming Microchip devices.

•                  The Company announced 19 new high-performance tools and application aids to enhance the development environment for Microchip’s 16-bit dsPIC digital signal controller architecture.  A series of software development tools, nine high-level software libraries, application designs and four development boards gives designers the resources needed for robust product development.

•                  The Company announced the volume production of six 16-bit dsPIC digital signal controllers that offer designers performance of 20 to 30 million instructions per second, self-programming capabilities via Flash memory, and industrial and extended temperature ranges.  The combination of features included in the dsPIC30F2010 and the dsPIC30F6010/11/12/13/14 devices provides flexibility, reduced development time, increased manufacturing efficiency and faster time to market.  These devices are ideal for motor control applications that require higher precision, higher-speed operation or sensorless control.

•                  Microchip announced the release of the MPLAB C30 C compiler to support its 16-bit dsPIC digital signal controller infrastructure.  The MPLAB C30 C compiler supports a number of user-configurable memory modules and optimization levels for maximum flexibility in tailoring customer applications to the desired target device.

•                  Microchip announced the kickoff of its eighth Annual Summer Technical Exchange Conference (MASTERs).  MASTERs provides design engineers with an annual forum for sharing and exchanging technical information on the Company’s products.  The conference is planned for July 21 – 24 at the Westin Kierland Resort in Scottsdale, Arizona.

•                  The Company launched a design contest (www.microchip.com/dspic) that allows engineers worldwide to test drive the 16-bit dsPIC digital signal controllers.  Using the power-packed dsPIC30F Design Contest Kit, engineers can show off their design skills with the dsPIC digital signal controller and its high-performance development tools.

•                  The Company announced three new dual-connected operational amplifiers.  These devices offer rail-to-rail input/output and an extended industrial-temperature range.  They also enable a two-stage amplifier signal chain to be implemented into an 8-lead package with a power-saving chip select.  The MCP6275/85/95 devices are ideal for sensor, automotive, instrumentation and battery-operated applications.  These devices are available in 8-pin MSOP, PDIP and SOIC packages.

•                  Microchip introduced low power CMOS voltage detectors that are designed to hold the microcontroller in Reset until the supply voltage reaches a predetermined operating level.  These devices operate on a supply voltage as small as 1V and typically consumes less than 1 microamp of current.  The MCP111, with open-drain output, and the MCP112, with push-pull output, are offered in 3-pin SOT23, SC70 and TO92 packages.  The combination of extremely low 1 microamp operating current and small surface-mount packaging makes these devices well suited for many portable and consumer electronics applications where space and power consumption are critical.

•                  The Company announced five new 8-bit PIC Flash microcontrollers that provide program-memory updates to its most popular Baseline one-time programmable (OTP) microcontrollers.  The PIC16F54/57, PIC16F505 and PIC12F508/509 devices offer customers the benefits of reprogrammable Flash memory via an easy migration path from Microchip’s existing OTP devices with equivalent price points and identical pin counts in 8-, 14-, 20- and 28-pin packages.  These devices are particularly well suited for logic control, mechatronics, waveform generation and small home appliances.

•                  Microchip recognized 11 suppliers for outstanding performance in quality, reliability and service for 2003.  Suppliers were evaluated on the nature and impact of their materials and/or services for Microchip products (i.e. quality, pricing, on-time delivery, technical support, etc.).

Second Quarter Fiscal Year 2005 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the second fiscal quarter ending September 30, 2004 are currently anticipated to be approximately $223 million (up approximately 5% sequentially).

•                  Gross margins for the second fiscal quarter ending September 30, 2004 are expected to be between 57.5% and 57.75%.  Generally, gross margins will fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the second fiscal quarter ending September 30, 2004 are expected to be approximately 23.5%.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•                  The tax rate for the second fiscal quarter ending September 30, 2004 is anticipated to be approximately 24%.

•                  Earnings per diluted share for the second fiscal quarter ending September 30, 2004 are anticipated to be approximately 29 cents.

•                  Inventories at September 30, 2004 are anticipated to be approximately 91 days.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending September 30, 2004 are expected to be approximately$15 million, and capital expenditures for fiscal year 2005 are expected to total approximately $75 million.  The level of capital expenditures fluctuates over time as a result of actual and anticipated business conditions.

•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately$85 to $90 million to our existing cash balances during the quarter ending September 30, 2004.  This amount is before the effect of any stock buy-back activity.

•                  Microchip announced on March 11, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares, and on April 22, 2004 that its Board of Directors had authorized an additional stock buy-back of up to 2.5 million shares.  In the June quarter, 852,900 shares were purchased at a cost of approximately $22.8 million.  At June 30, 2004, approximately 3.3 million shares remained available for purchase under these programs.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands except per share amounts)

	Three Months Ended June 30,
	2004	2003

Net sales	$212,775	$161,283
Cost of sales	91,316	74,007
Gross profit	121,459	87,276

Operating expenses:
Research and development	23,281	21,282
Selling, general and administrative	27,224	22,115
	50,505	43,397

Operating income	70,954	43,879
Other income, net	3,749	1,074
Income before income taxes	74,703	44,953
Income taxes	17,928	11,463

Pro forma net income	$56,775	$33,490

Pro forma basic net income per share	$0.27	$0.16
Pro forma diluted net income per share	$0.27	$0.16

Basic shares used in calculation	206,694	203,903
Diluted shares used in calculation	212,964	210,157

The following table sets forth a reconciliation of pro forma results to GAAP results:

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS

(unaudited)

(in thousands except per share amounts)

	Three Months Ended June 30,
	2004	2003

Pro forma net income	$56,775	$33,490

Special charges:
(a) Cost of sales – accelerated depreciation for Fab 1	0	30,608
(b) Cost of sales – Fab 1 related charges including severance, material and other costs	0	1,147
(c) Operating expenses – contract cancellations, severance and other related costs	0	1,612
(d) Tax expense (benefit)	0	(13,347)
	0	20,020

Net income	$56,775	$13,470

Basic net income per share
Pro forma net income	$0.27	$0.16
Special charges	0.00	(0.09)
Net income	$0.27	$0.07

Diluted net income per share
Pro forma net income	$0.27	$0.16
Special charges	0.00	(0.10)
Net income	$0.27	$0.06

Basic shares used in calculation	206,694	203,903
Diluted shares used in calculation	212,964	210,157

Conference Call and Updates:

Microchip will host a conference call today, July 20, 2004 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until July 27, 2004.

A telephonic replay of the conference call will be available at approximately 9:00 p.m. (Eastern Time) July 20, 2004 and will remain available until 5:00 p.m. (Eastern Time) on Tuesday, July 27, 2004.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 333209.

Cautionary Statement:

The statements in this release relating to our continuing leadership position in Flash microcontrollers, strong market conditions, a strong new product introduction and design cycle, robust design win activity, a large number of opportunities in the 8-bit microcontroller market, the expansion of our customer base in new markets and applications, the continued strong acceptance of our products, further improvement in Fab 4’s wafer cost, creating new applications not traditionally served by microcontrollers, our expectation of net sales growth in the September quarter of approximately 5%, expected EPS of approximately 29 cents in the September quarter, and the statements containing our guidance for the quarter ending September 30, 2004 with respect to net sales, gross margins, operating expenses, tax rate, earnings per share, days of inventory, capital expenditures for the quarter ending September 30, 2004 and for fiscal year 2005, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and any other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this July 20, 2004 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, dsPIC, PIC and MPLAB are registered trademarks of Microchip Technology Inc. in the USA and other countries.  All rights reserved.  All other trademarks mentioned herein are the property of their respective companies.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended June 30,
	2004	2003

Net sales	$212,775	$161,283
Cost of sales	91,316	105,762
Gross profit	121,459	55,521

Operating expenses:
Research and development	23,281	21,282
Selling, general and administrative	27,224	22,115
Special charges	0	1,612
	50,505	45,009

Operating income	70,954	10,512

Other income, net	3,749	1,074

Income before income taxes	74,703	11,586

Income taxes	17,928	(1,884)

Net income	$56,775	$13,470

Basic net income per share	$0.27	$0.07

Diluted net income per share	$0.27	$0.06

Basic shares used in calculation	206,694	203,903
Diluted shares used in calculation	212,964	210,157

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	March 31, 2004
	(Unaudited)

ASSETS
Cash and short-term investments	$538,864	$474,550
Accounts receivable, net	112,519	109,231
Inventories	90,575	94,514
Other current assets	179,877	205,650
Total current assets	921,835	883,945

Property, plant & equipment, net	673,576	689,206
Other assets	49,298	48,992

Total assets	$1,644,709	$1,622,143

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$155,088	$185,235
Deferred income on shipments to distributors	93,632	84,816

Total current liabilities	248,720	270,051

Long-term debt and deferred taxes	27,884	31,575

Stockholders’ equity	1,368,105	1,320,517

Total liabilities and stockholders’ equity	$1,644,709	$1,622,143